Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	William W. Sherertz President and Chief Executive Officer

	Telephone:	(360) 828-0700

BBSI DECLARES QUARTERLY CASH DIVIDEND

AND ANNOUNCES INVESTMENT CONFERENCE PRESENTATION

VANCOUVER, WASHINGTON, February 15, 2008 - Barrett Business Services, Inc. (Nasdaq trading symbol: BBSI) announced today that its board of directors has approved a regular quarterly cash dividend of $0.08 per share. The cash dividend will be paid on March 14, 2008 to all stockholders of record as of February 29, 2008.

In addition, the Company announced that William W. Sherertz, President and Chief Executive Officer, will speak to the investment community at the Roth Capital Partners 20th Annual OC Growth Stock Conference on February 20, 2008. Mr. Sherertz's presentation at the conference will be simultaneously webcast over the Internet.

Mr. Sherertz is scheduled to speak on Wednesday, February 20, 2008 at approximately 8:30 a.m. Pacific Time. Interested investors can listen to the live audio webcast of the presentation and view supplemental financial information by accessing the company's web site www.barrettbusiness.com and proceeding to the investor relations portion of the site and then to webcasts. A replay of the audio webcast will be available on BBSI's web site for thirty days after posting. The webcast is also accessible at http://www.wsw.com/webcast/roth16/bbsi/.

BBSI provides a comprehensive range of human resource management solutions to large and small companies throughout many regions of the United States.

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